DOBSON COMMUNICATIONS

                             Moderator: Warren Henry
                                  March 6, 2003
                                  8:00 a.m. CT



Operator:  Good day  everyone  and welcome to the Dobson  Communications  Fourth
     Quarter Earnings Results Conference Call. Today's conference is being recorded. For opening remarks and introductions I will turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.

Warren Henry: Thank you and good morning. Today's conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include but are not limited to statements regarding the company's plans, intentions and expectations for 2003. Such statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those projected. We discuss the risk factors that could impact the company's overall business and performance in more detail in our reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undo reliance on forward-looking statements.

     At this time I would like to turn the call over to Everett Dobson, President, CEO, and Chairman of Dobson Communications. Everett?

Everett Dobson: Thank you, Warren, and good morning, everyone. Welcome to our fourth quarter conference call. I am joined by Doug Stevens, our COO and Bruce Knooihuizen, the CFO at Dobson. To begin I'd like to highlight Dobson fourth quarter in 2002 accomplishments. I'll primarily confine my remarks to Dobson, later when Doug addresses operating issues in more detail he will have more to say about the American results.

     In the fourth quarter as we did in 2002 as a whole, we continue to strengthen our subscriber base by adding profitable, low churn, high value, postpaid subscribers. These subscribers concentrate their calling traffic more than ever on our network and those of our major roaming partners, which creates profit growth momentum as we enter this new year. In 2002, we focused on three priorities, the first was to strengthen the profitability of our local service business, secondly to assure the long-term predictability and stability of our roaming business. This past year we sought to extend the contractual relationship with two key roaming partners. Finally we set out to improve our balance sheet. Our fourth quarter performance capped off an excellent year of operating and financial achievements, marked by progress on all three priorities.

     In 2002's difficult economic environment with subscriber growth slowing throughout the wireless industry, we still grew both subscribers and RPU and reduced churn and cash cost per user and significantly improved customer profitability. We generated stronger than expected cash flow, ending the year with $292 million in cash on the balance sheet and accomplished this while reducing total preferred stocks in debt obligations by almost $500 million and assuming the California for Alaska swap closes with AT&T, the $500 million will be $700 million.

     Our second priority in 2002 as I said was to ensure the long-term predictability and stability of our roaming business. Through extended contracts with two key partners we signed a new ten-year roaming agreement with Cingular, early last year and we extended our AT&T roaming agreement for TDMA out to 2007. We are discussing a long-term nationwide GSM agreement with AT&T. We can't provide a timetable when this is likely to be completed, I am convinced this certainly makes sense for both companies. Additionally the California for Alaska swap would decrease our roaming revenue as a percentage of total revenue from the 38 percent level for 2002 to about 30 percent and yet our operating cash flow will remain virtually unchanged, thus transferring roaming profits to local profits over which we have much more control.

     One last point concerning our second priority, roaming growth. With our GSM overlay in progress, we are fast approaching the time we'll be able to offer roaming capabilities to AT&T and Cingular throughout our footprint. In fact our initial GSM launch will be in the ACC-New York cluster next week and will provide roaming service to Cingular in an expanded footprint area.

     Finally our third priority last year was to create value for shareholders by reducing debt and preferred securities on the balance sheet. I'll review each step. We paid down $325 million of bank debt using the proceeds from the sale of four markets to Verizon early last year. From September 1 of 2002 through yesterday, additionally we repurchased $167 million face value in preferred securities and $11.5 million in cygnet notes. Please note that the 60 million and 6 that we purchased in first quarter of 2003 have not yet been canceled so they are still on the balance sheet, table two in the earnings release. At the end of the first quarter we will cancel these given a new picture of reduced leverage. Last year we made $28 million in scheduled principal payments and finally assuming the property swap goes through we plan to cancel an additional 200 million series AA preferred stocks as well as the 23 million in dividends that accrued on that issue.

     Looking at this from another perspective, at December 31, 2001, our net debt was 5.1 times EBITDA. Through our preferred stock, the leverage was
     8.2 times.  Twelve  months later we have reduced our net debt leverage from
     5.1 to 3.8 times and our debt and preferred stock leverage from 8.2 to just under 5.8 times. Again these ratios treat the Dobson- AT&T property swap as if it were completed and series AA preferred stock canceled.

     By the way, we expect the swap to be completed late second quarter-early third quarter this year. Again, we believe this is excellent progress. I can also report today that DCC-LP and Banc of America are having meaningful discussions concerning the family partnership loan. We are focused on a solution that would remove concern about the possibility of change control at DCC.

     Finally I would like to take a minute to acknowledge the performance of the 2500-plus employees of Dobson Communications 2002. Dobson is a 67-year-old company. And although my tenure is limited to the last 22 years, I can say 2002 was the most exceptional year I can remember. In what happen the most difficult cycle in the industry in decades DCC has excelled, not just in financial performance, which we just discussed, but in establishing and building a foundation for years to come. Today we have a solid balance sheet, free cash flow positive and continue to grow customers and cash flow. Additionally we are establishing ourselves as leading GSM company and vibrant attractive markets in the United States. To our investors and on behalf of these people I'd like to say thank you for your support and certainly look forward to 2003 and its challenges.

     With that I'll turn it over to Doug.

Douglas Stevens: Thanks, Everett. For those who heard my comments last November about the third quarter, today's summary will sound very much the same.

     With the exception of gross and net adds we had an excellent fourth quarter. Net subscriber adds in the Dobson markets were 18,900 in the fourth representing an increase in penetration to 12.08 percent at December 31, compared with 11.02 percent twelve months earlier. That's a 1.04 percent annualized increase. At American we added 17,300 net subscribers in the quarter and increased penetration in those markets to 13.82 percent up from 12.65 percent a year ago, a 1.17 percent annualized increase.

     Gross adds were lower at Dobson and American primarily due to continued slow store traffic which seems to be fairly consistent throughout the industry. The slower economy continues to impact retail traffic as well as retail sales. But we feel confident we are not losing market share and the growth subscribers we are added are profitable, low churn, high value and the exact profile we are targeting.

     Once again in the fourth quarter, the entire organization did a great job of managing churn. Postpaid churn was 1.83 percent at Dobson which is down from 2.14 percent in the fourth quarter of 2001. American Cellular's churn for the quarter was 1.96 percent which was higher than last year but still below the low end of our guidance for 2002 as a whole. These churn numbers are clear evidence that wireless network continues to perform exceptionally well, with industry leading low rates of call blocking and dropped calls.

     In addition our sales people are doing a great job of matching customers to the right calling plans, selling more two-year contracts and our call center teams are delivering improved servicing levels as well as focusing on resolving customer issues in first call resolution. Dobson customer acquisition costs for the fourth quarter was $410 and American Cellular's cost was 382.

     To keep focused on managing our acquisition costs down we began a restructuring of the sales organization in the fourth quarter with the goal of reducing non-quota carrying personnel while putting more emphasize on front line sales and customer support. We'll have fewer managers with greater levels of responsibility while we have added several positions that will enhance our sales punt and assist in retaining customers. The reorganization will result in an overall reduction in sales head count while much of the organization has been done already, we'll have this completed by the end of the first quarter.

     The homerun for the fourth quarter was our success in selling local and preferred network calling plans. These were 69 percent at Dobson and 77 percent at American. Local rate plans limit or in some cases eliminate our off network roaming exposure. Preferred network national plans offer access to preferred networks of our major roaming partners with no roaming and no toll charges.

     At the beginning of 2002 we targeted these plans to be 35-40 percent of gross adds for the year. As Everett pointed out, our sales organization hit that target in the fourth quarter and hasn't looked back. We feel this is great news and should continue to drive our financial results for 2003.

     To illustrate this take a look at 2002 as a whole. Dobson's RPU averages $43.70 for the year compared with 43.22 in 2001 showing a small yet solid improvement. As we sold increased numbers of these network plans, we reduced cash cost per user through reduction expense throughout the year. The result, cash cost per user in 2002 in total was $22.57 versus $24.29 for the previous year. This reduction enabled Dobson to increase local service EBITDA to 20.3 percent in 2002, almost double what it was in 2001. And the preferred plan customer is happier today with his calling plan and service then he was a year ago. These plans give greater control over customer's roaming minutes but in addition, this improvement shows the impact of the lower in-collect rate of the Cingular roaming agreement that we signed earlier this year.

     For a few other points, we rolled out our new prepaid product to most markets. As we stated before, the pre-paid customer today has virtually no acquisition costs. He is paying full cost for and the selling commission up front with the initial payment. While sales are not as brisk as we planned, the pre-paid customers we are adding are profitable.

     In terms of other operating initiatives we've discussed, we continued in the fourth quarter to manage tightly the aging of our receivables. Currently less than four percent of our receivables are over 30 days. It is our expectation that this improvement will result in a reduction of bad debt and write-off.

     Overall operating efficiencies continue to benefit. Overall our teams are delivering vast improvements in a variety of areas impacting revenue and expenses and with the stronger retail environment in the coming year we expect better results across the board.

     With that I'll turn the call over to Bruce Knooihuizen.

Bruce Knooihuizen: Thanks, Doug. I have a few items to address and I'll outline our growth expectations for 2003.

     First we have clearly strengthened our balance sheet and I think it's worth repeating some of those accomplishments. Looking at Table 2 in the release, in the past year we increased our cash position by a $133 million to a total of $294.5 million at December 31st. We reduced the Dock credit facility by a net $321 million from $822 million at the end of 2001 to 501 at the end of 2002. And reduced the Cygnet credit facility by $15 million. The primary factor in this was the use of proceeds from the sale of our four properties to Verizon Wireless earlier in the year. We repurchased $11.5 million face value of Cygnet notes to $188.5 million and repurchased almost $108 million of PIC securities through December 31st which none of the dividends issued in 2002 reduced the PIC balances to 24 million since the start of the year.

     As we said at the beginning of the current year in 2003, we repurchased 259 million of PICs. As Everett mentioned, our balance sheet continues to reflect the Dobson series AA series stock we expect to cancel after the property swaps with AT&T Wireless. With the credit facility reduction of preferred and debt repurchases to date and assuming the completion of the AT&T property swap, we have reduced preferred and net obligations net of cash from 2.24 billion at the beginning of 2002 to $1.5 billion, a reduction of 31 percent.

     Looking at it from a leverage standpoint, our net debt and PIC leverage has gone down from 1.2 times EBITDA to 5.8 times. This includes reduction in credit facilities all PIC and debt repurchases and assumes the AT&T Wireless property swap's completion.

     Now I would like to address capital expenditures. Fourth quarter Cap Ex at Dobson was $18.8 million bringing the 2002 total to $84 million. For American Cellular fourth quarter Cap Ex was $10 million bringing the full year to $49 million. These totals are slightly less than budget. For 2003, we plan to spend approximately $100 million from the Dobson market for Cap Ex and $60 million in the American Cellular markets. TDMA usage continues to increase and we need to meet the demand but obviously our focus is shifting to GSM.

     In 2002 we began detailed planning for GSM and started the initial buildup. The plan is on track with the initial overlay slated to be complete this year to primarily capture wholesale traffic. In fact, our initial GSM markets to the New York cluster will begin processing and billing roaming traffic next week.

     By the end of 2003 our GSM network will cover an area that represent over 70 percent of our current roaming traffic. The overlay will be completed in 2004 having GSM in 100 percent of our sales sites which the at which time we anticipate having a robust product.

     Currently we are calibrating the pace of the overlay with the opportunities to capture roaming traffic from Cingular and AT&T Wireless as well as monitoring the local market competitive environment. If GSM take-up rates accelerate we can alter the pace of our overlay. The balance of the GSM-GPRS overlay should be completed in 2004.

     Dobson was again cash-free positive in the fourth quarter. EBITDA was $70.2 million and after cash interest costs, Cap Ex, debt amortization and changes in working capital for the quarter, we generated $28.5 million in free cash flow for three months. For the full year $50.6 million..

     Dobson's unlevered cash flow was $52 million for the fourth quarter and for all of 2002 was almost $183 million. American Cellular met all fourth quarter needs through operations as well. With the exception of American Cellular's total leverage ratio, all have met bank covenants and we don't expect that to change in the foreseeable future.

     Finally this morning, I would like to address our outlook for 2003. The following guidance anticipates the swap with AT&T will occur at the end of the second quarter. In addition, this guidance is for the DCC entities only. I will provide ranges for Dobson's expected growth relative to 2002 actual results with general color on how the property swap would affect the numbers. Although we are not giving guidance specifically on American Cellular, we think American's market dynamics should not be significantly different from Dobson's this year.

     In terms of 2003 guidance for Dobson, we look for total revenue growth of 5-7 percent over 2002's total of $630 million. Local service revenue will fuel the growth in total revenue. The roaming revenue components of our revenue stream is again likely to be marginally down as it was in 2002.

     Contractual price declines will be mostly offset by increases in minutes of use. Lower roaming revenue in the Alaska markets compared to California properties will also impact year-over-over comparisons. While the swap will have a negative impact on roaming revenues, it will have a larger positive impact on service revenue.

     We also expect EBITDA growth this year to be in the same range as the revenue growth. Typically we would expect EBITDA rate to be greater than revenue growth rate. However, while a swap with AT&T should not effect the total amount of EBITDA, margins in the Alaska properties are lower than those in California. We are effectively trading roaming profitability for local profitability.

     We expect Dobson's RPU to be basically flat compared with last year's $43 RPU. Last year we expected postpaid insurance in the 2-2.25 percent range. It came in at 2.0 percent. We see no reason or evidence that would lead us to believe that this year should be any different than last, therefore our churn range for postpaid customers is 1.9-2.2 percent this year.

     That leads us to our expectation for subscriber growth in the current year. In 2002 we added approximately 67 thousand dollar new customers to the Dobson subscriber base. That equates to a 1.1 percent incremental gain. One of the most difficult factors to estimate is the state of our economy.

     The industry has seen growth in subscribers slow and we believe a significant factor is soft economy. Because of that, we have a wider range of growth than we typically would have. Our range is 1.0-1.3 percent incremental penetration gain. This equates to 63,000-83,000 new subscribers. If the economy strengthens, we would expect to be on the high side of our estimates. As in past years, our focus will continue to be on profitable post-paid customers. At this time, I would like to open the call for questions. Thank you.

Operator: Thank you. Today's question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on the touch tone telephone. Today if you're on a speakerphone, please turn off the mute button so the signal can reach our equipment. And the first question is from Pat Dyson from Credit Suisse First Boston.

Pat Dyson: Thanks, two quick questions. Could you give us your thought, obviously a fair amount of dialogue in the marketplace in regards to the AWE overbill which they announced at their analyst conference, roughly $8 million which will influence in some segments both Cygnet and Dobson if you could update thought there in particular of the conference of the GSM roaming and secondly as it regards the Alaska properties, could you give us the magnitude of difference in the EBITDA margins relative to the California properties? Thanks.

Everett Dobson: Let me take the AWE question and then I'll turn the Alaska margin question over to someone else. Yes. You're obviously familiar with AWE's announcement or presentation of the map-up at their conference a few weeks ago. It does speak to only GSM in 2003, I think our estimate is the vast majority of AT&T roaming business will be TMA, of which we're covered and frankly ongoing only - or shouldn't say only, we think a substantial portion their roaming traffic to us will be TDMA.

     TDMA is and will continue to be the product of choice for AT&Ts roaming customers. Unless and until AT&T replicates the GSM or TDMA with GSM, we don't see a significant, quote, opportunity. I shouldn't say opportunity, we don't see there will be a significant shift from TDMA to GSM in the long-term. In the long term, both companies, ourselves and AT&T and in fact Cingular is transitioning to GSM. It will become a very important issue for us.

     You know, I think it's safe to say that AT&T has a desire to own some of the very high traffic important best demographic areas in the country of which our foot print certainly includes that. We don't deny and, in fact we expect AT&T to take advantage of some of those areas, and what impact that has on our future roaming revenue is certainly subject to the negotiations that are ongoing. You know there's a silver lining here and we believe there is that the AT&T build in any area outside the current foot print will only encompass GSM and TDMA thus becomes a much more safe and secure revenue roaming stream. Again, as I said, I think for perhaps the foreseeable future, we'll see a concentration of roaming on TDMA, AT&T's roaming on TDMA. We'll see how the negotiations continue and see what results in the agreement between AT&T and Dobson. That's a little bit of color. And on the Alaska.

     While we don't give specific data on markets, the impact on solid DCC based on our assumptions with Alaska coming in from the last half of the year, had we not had Alaska for the last half of the year but California, our margins would be between 100-200 basis points higher than with the swap. The swap with the last half of the year will impact total or consolidated DCC by 100-200 basis points.

Pat  Dyson: OK, great. Thanks a lot.

Operator: And next to Avi Silver at Bear Stearns.

Avi Silver: Hi. A couple of questions. First on the local business. Doug, you mentioned you were pleased with everything in 4Q except the gross adds, how much of subscriber challenge was a function of competitive issues such as aggressive pricing from operators versus macro issues such as consumer confidence and in that context, can you talk about subscriber trends particularly after we see pricing increases from national operators?

Douglas Stevens: Yes, thank you. The fourth quarter, the issue did not appear to be tremendous. The competitive issue was there, our competitive offers were every bit as I believe followed as what our competitors had out there. The business we are chasing is not necessarily the same business that some of our national players are going after.

     The sales forces, I went out and traveled around and talked to the managers in the sales organization, they had an offer they felt very competitive with in the marketplace. As they looked around overall, the business that was there, they were getting their fair share of and that's probably the overall basis of the fourth quarter. Stepping into the first quarter, what we are seeing is a continuation of the fourth quarter. Sales are not robust. Churn continues to be very healthy and improving but with the challenge that we have and what we are putting our ongoing focus on is beefing up gross additions. We lost at execution but we know that a stronger economy is going to assist that, also.

Avi Silver: OK. And two questions on the roaming side. With the increase in the local plans, what was the inbound to outbound roaming ratio and how does that compare with historical, and also I'm estimating that the average roaming rate was down 29 percent in 2002. Can you give us your expectation for average roaming rate setdowns in those three?

Douglas Stevens: Yes. We'll give you some of that data. Basically I think your first question was with our emphasis on local plans, are we seeing fewer minutes used outside our territory. And just to give you some general data in the fourth quarter, for instance, the number of minutes that someone used outside our territory as compared to total minutes was about 22 percent. That number through `01 had been rising throughout `01 and it had been at one point over 25 percent. We are seeing that down as a percent of total minutes they are using. Now in terms of just raw minutes. While the total minutes have increased that the customer uses for the first quarter over last year. The in-collect minutes are about stable. What we're seeing is the additional minutes they are using are minutes on our network. OK.

Avi  Silver: And on the roaming rate on the yield?

Douglas Stevens: The yield itself, when you look at...

Avi Silver: My estimation for the yield for the full year was about 24 cents and down about 29 percent, I was just wondering where you think that goes next year.

Douglas Stevens: That was pretty accurate for this year. You're right on. And I would say the decline would be something less than that as we go forward probably in the higher teens.

Avi  Silver: OK. Great. Thanks.

Operator: And we'll take our next question from Michael Weiner of Bank of America.

Michael Weiner: Following up on roaming yields. I thought you said previously that you had expected that yields would decline comparably in `02 and then level off in the `04 period. Am I wrong in that recollection or are there changes in expectations.

Everett Dobson: We expect yield declines will begin slowing down. Some of the ones, the contractual rates are continuing to come down in `03 similar to what we expected. Obviously one of the things that will drive the numbers in was the fact we signed a new Cingular agreement. It was somewhat impacted `02 by that agreement with signed during the year.

Michael Weiner: It changes dynamic in terms of specking out your guidance on roaming revenues in `03 as the year declines it will flatten out a bit versus what you saw in `02. Can you talk about what your anticipation is on roaming minutes in `03 and opening up further, where are all the minutes coming from? Seems the roaming minutes you and a lot of peers are experiencing far outstrips the growth in overall minutes of use in the industry. Where are they coming from and what do they look like in `03?

Everett Dobson: The vast majority of minutes are coming from AT&T and Cingular, obviously. We have pockets from some of the other carriers as well. In the fourth quarter we saw our roaming minutes increase about 32 percent over the fourth quarter of last year. Our expectations going into next year at least for planning purposes have that growth rate substantially less than that, 32 percent as we go forward. From a planning standpoint, looking at a slower growth rate in roaming minutes than what we saw historically.

Douglas Stevens: Still a substantial growth.

Everett Dobson: Raw minutes, yes.

Douglas Stevens: We have looked at the trend from the last half of last year, and trended it into the first half of this year and obviously implied certain assumptions in the second half of this year as well. We're more confident particularly after looking at late last year and early this year we are more confident than ever we'll have a pretty significant increase in roaming minutes this year, albeit at a slower percentage growth rate than we experienced in `02.

Michael Weiner: Well, the math works if in fact the yield is going to decline as Bruce described it as a slower rate than last year which is different than I thought was going to be the case based on earlier exceptions, that changes the dynamic of delivering comparable or down slightly rolling revenues for the year so it begins to make a little more sense. One other question, it looks like the DOC properties are underperforming and the Cygnet properties is overperforming in the fourth quarter and seems to have held up all through `02. Can you describe what are the differences that can explain the different performance within the two subsidiaries?

Everett Dobson:  Well,  Cygnet had an  exceptional  year, no question  about it.
     Cygnet benefited by a closed cluster. It's a strong medium-sized MSA in Youngstown, Ohio surrounded by several RSAs in Erie, Pennsylvania. It has a continuity of ownership or continuity of management for a couple of years and a strong organization up there and it has the strongest network. I think it is a well-received network and the product and the brand and network are well received and they continue to do an excellent job. DOC had challenges in some areas. No question about that. California happened to be one of those areas so we expect improvement through all of Dobson including DOC next year and thrilled about the California for Alaska swap and think that will help DOC and help the entire organization.

Michael Weiner: Thanks.

Operator: And next to Anthony Klarman at Deutsche Bank.

Anthony Klarman: Regarding the overbill question asked earlier, I was hoping you could help us tie together AWE would be looking to overbill GSM with respect to that map that you had mentioned earlier and tie that back into your thoughts and how you'll build out your GSM roll out in the sense I would imagine you would be expecting AWE to be a major roaming partner given they're your largest TDMA roaming partner, how could you decelerate that in the event that AWE did not send as much potential GSM roaming traffic your way.

Everett Dobson: Take a step back. I don't think the AWE roaming agreement influences our decision to be a GSM company. We have made that decision. We have negotiated an extended year, ten-year agreement with Cingular to provide their roamers, their customers roaming capability throughout our entire network. Additionally we believe it's in Dobson's best interest to provide an offer for local business in the future. We believe that is a much more compelling offering when you look out at `05 and `06 and where we want to position our company.

     With respect to AWE, obviously we've got a network and we know what our cost structure is and what the market environment is and we're encouraged by AT&Ts dual band philosophy, i.e., they have 850 networks like our own coupled with their existing 1900 networks that comprise the products. Certainly the network's available and we are encouraged by discussions and expect AT&T to enjoy the network, but, again, there's not an agreement now and probably all I can say about it.

Anthony Klarman: I know it's early, do you have a sense yet how AWE and Cingular have attracted subscribers in the markets that typically feed you in the roaming traffic?

Everett Dobson: I probably read the same and hear the same things as you do. It has not been quite as robust and fast a migration as they might have earlier suspected.

     Again I get back to the issue, I have a hard time understanding how GSM is a compelling product for the vast majority of rate plans that AT&T and Cingular offer, they have emphasized a regional and national rate plan. Conversely Dobson emphasizes a local concept. GSM works great for us.

     It's hard to cover less than 50 percent of what they are currently covering in - TDMA and still make it a, quote, national product. I think that, again, the TDMA market for roaming is still TDMA and will be for the foreseeable future and I expect that's what they are seeing in their markets.

Anthony Klarman: Great. And a couple questions on the balance sheet. First, obviously, you made a bunch of progress with the preferred buybacks, can you give us a broad thought what your longer term intentions are in terms of the capital structure and inclusive in that Cygnet, obviously that has a bank facility which is amortizing and even though the free cash flow looks to support it, obviously the amortizations eat up the cash flow at the Cygnet level, if you would look at perhaps redoing that facility to free up some of the free cash flow at that entity.

Everett Dobson: Bruce may have a comment. The general rule, we are - we believe a strengthened balance sheet in this environment is a strategic advantage and we continue to focus on strengthening our balance sheet. We are hopeful and expect that the Capital Markets will continue to improve and we'll certainly explore and look at several alternatives for further strengthen the balance sheet and reduce our debt and preferred obligations in the future. We are not prepared to discuss any specifics around that. As you might expect we look at all options. In the past open market purchases have been the most attractive. In the future they may or may not be. We continue to make that a strategic objective of the company.

Bruce Knooihuizen: I  might  just  add we are in a  fortunate  position  where -
     Dobson, we've got a capital structure that the business sits with, we are not compelled to do anything from a capital structure standpoint, as Everett mentioned our focus is to continue to try to delevel and where it's reasonable from an economic standpoint for us to do something, we will continue to look for those opportunities as it goes forward.

Anthony Klarman: Thank you.

Operator: And next to Ethan Schwartz with CRT Capital Group.

Ethan Schwartz: A couple of questions. First do you have a sense of the number of markets in which portability has been an issue from you in which there is a request from some major carrier?

Everett Dobson: We have a handful, a couple of bona fide requests, I don't have the exact number in front of me and plan on meeting our unfunded mandate obligations. We are not thrilled about portability but plan on meeting our obligations.

Ethan Schwartz: OK.  Second  of all any  active  plans  at  Dobson  or  American
     Cellular for applications for rural service subsidies in the near term or medium term?

Everett Dobson: We are - a work in progress. We have a team internally that is dedicated to that project. We have certainly allocated the resources necessary. We are talking on a state by state basis with every market and every region that has any opportunity at all. We have researched it and believe there is opportunity. We don't think it's quite as much as western amounts. I wish it was. Our market profile is certainly different so it will be significantly less than that. We think it's going to be meaningful and encouraged by it. There are some states that are particularly attractive. I won't go into but we are encouraged by it. I would suspect that any income or revenue received from that source would be late this year into next year at the earliest.

Ethan Schwartz: hanks. And a couple of follow-up questions on the overbuild and GSM questions. People have asked questions already about it. First of all ads far as Cygnet, that territory compared to the AT&T build out map, that looks to be squarely in target for AT&T overbuild. Do you have a worst case scenario? In other words basically if you look at the AT&T map and assume 100 percent of that roaming area where they are building out in the territory goes away, how much does that matter to Cygnet. Is it a significant portion or a minimal portion?

Everett Dobson: First of all, I can't answer the hypothetical because it's not relevant. The AT&T revenue could be, certainly be impacted.

     Will it go away? No. And a couple of reasons why.

     First of all, AT&T has 1900 spectrums throughout that foot print. 1900 spectrums will not, never has been and never will be able to efficiently cover the same kind - or same area that we covered throughout principally all the rural areas and a lot of major corridors as well. When AT&T or anyone builds a GSM 1900 system underneath our 850 GSM system and that's a roaming unit in place, certainly we expect to be the beneficiary of the substantial amount of continued minutes throughout that region.

     It would be incredibly expensive for AT&T to attempt to replicate or anyone attempt to replicate the 1900 system over our existing 850 throughout the entire cluster. Is it possible? Absolutely, but is it feasible? Absolutely not.

     Additionally, as I said earlier, TDMA will continue to apprise a significant and majority amount of minutes from AT&T for several years. An interesting example, we had a carrier bill, I won't mention the name right now, we had a carrier bill an overlay at 1900 TMA network two years ago in the Youngstown market area. Again, similar to what I discussed, roaming revenue from that carrier actually went up as they started adding customers, those customers started hitting our network. So, again, 1900 spectrum overlaid an 850 system in many systems benefits the 850 provider particularly when you expand in the rural market.

Ethan Schwartz: OK. And one final question. Obviously the consolidation among national carrier scenarios has been pushed out a few years, do you have a sense of let's say AT&T and Cingular were going to merge or somehow increase their network sharing, what proportion of your territories have Cingular presence and your earning revenue from one or the other because they are not roaming on one another, do you have a rough sense of that or have you thought through that scenario? Again it's a worst case scenario but I'm curious.

Everett  Dobson:   We  think  through  those  scenarios  a  lot,  as  you  might significant. We don't have significant competition either with Cingular or AT&T. If a merger happens, we don't think it would be significantly impacting in the long-term to our business. It would have some impact, no question about it. Fortunately for us, the one area of the country that would have significant impact in the event of an event of a AT&T-Cingular merger would be the California cluster. We compete with Cingular in that cluster. We do not compete with AT&T unless they roam on us and it's a substantial portion. So if they did in fact merge we would likely lose that revenue source.

Ethan Schwartz: Does that answer apply to American Cellular as well particularly in the New York City-Connecticut-tri-state area?

Everett Dobson: We have some competition with Cingular in Kentucky, we don't have significant competition with Cingular in the American cluster at all. Again, California for Alaska is a win-win situation and eliminates that risk if it were to happen.

Ethan Schwartz: Thanks a lot.

Operator:  And  we'll  take our next  question  from  Richard  Mansouri  at Para
     Partners.

Richard Mansouri:  Good morning.  Just want to talk about the American Cellular.
     Trying to understand a little bit more about at the end of the day, what does Dobson hope would be the best case scenario outcome and can you be more specific about - you talked about a potential reorganization, can you be more pacific about what at the end of the day would be more beneficial from your standpoint?

Everett Dobson: I wish I could. I wish we were at that level. We are having negotiation, confidential discussions under confidentiality agreements with several of the parties. We are hopeful this can be resolved in the near term. We are certain, fairly certain that the market does not apprise much value in American to Dobson nor probably should it. Any outcome we experience or expect from American hopefully will be upside to the Dobson shareholder in the future. It would be unwise for me to discuss how those negotiations were going.

Richard Mansouri: Understood. If I can ask it another way. Would Dobson not be better off sort of if the market is really not ascribing any value to the American Cellular holding, would Dobson not be better off saying, so long, we don't want anything to do with it any more.

Everett Dobson: If we thought the resolution could not help the existing Dobson owners, shareholders, constituents, then you're probably right. We do believe there is a resolution that could be attained, that could help long-term help the existing Dobson constituents. That's what we are working on.

Richard Mansouri: Understood. Thanks.

Operator: And next to Romeo Reyes from Jefferies and Company.

Romeo Reyes:  I didn't see this in the press release.  Can you break out the Cap
     Ex at the DOC subsidiary and also at Dobson Cygnet. I think you said it was
     18.2 million for the two of them but I didn't see the breakout for the quarter, the year and for the year ago quarter. And secondly with respect to American Cellular, you know, what were the roaming yields there. I don't know if you gave them out and where do you expect to go in 2003?

Bruce Knooihuizen: Regarding the Cap Ex break out of the $18 million, $5 million in the fourth quarter was Cygnet. For the year it was $22 million.

Romeo Reyes: What about roaming yields with American Cellular, what were they for the quarter and where do you expect them to go in `03?

Everett Dobson: We're trying to find them.

Bruce Knooihuizen: Roaming yield for the fourth quarter for American was 25 cents. For the year as a whole, it was 27.

Romeo Reyes: And what's the outlook?

Everett Dobson: We don't expect significant differences between what we said for Dobson and what we expect for American.

Romeo Reyes: And lastly, the cash, the 295 million of cash, how much is Cygnet versus DOC?

Everett Dobson: The majority is at the parent company of Dobson  Communications.
     There is a little bit of cash at DOC, very little at Cygnet.

Romeo Reyes: And how much additional capacity do you have to buyback preferreds with various restricted baskets or covenants on your bank debt and bonds?

Bruce Knooihuizen: A significant amount, we don't have that number in front of us.

Romeo Reyes: Thanks.

Operator: And we'll go next to Dmitry Khaykin with Gabelli and Company.

Dmitry Khaykin: First the local margin seems to be improving nicely. I want to determine what do you see with the strategy of focus on local and regional footprint. Longer term where you see that potentially flattening out.

Everett Dobson: In terms of the margin?

Dmitry Khaykin: Right.

Everett Dobson: I think we discussed local margins in the last conference call as being in the high 20s. 25-30 percent range. I'm prepared to up that a little bit, to be honest with you. I think we are starting to see some excellent trends in that area. I'd hate to guess as to where that or predict where that might end up in years 2005 through 2008. It's certainly, we expect to be above 30 percent.

Dmitry Khaykin: OK. Great. Another question, can you lay out debt maturities or the bank debt amortization schedules for Dobson and American Cellular for the next couple of years?

Bruce Knooihuizen:  Yes.  Dobson for next  year is $51  million  going up to $75 million and then $107 million. And then on American Cellular, it's $57 million.

Dmitry Khaykin: That's 57?

Bruce Knooihuizen:  Yes,  57 for `03. And $74 million for `04 and $92 million in
     `05.

Dmitry Khaykin: And do you expect to meet the maturities from cash on the books and internally generated cash flow?

Everett Dobson: In the case of American as we announced, we are negotiating reorganizations, so, you know, we're not going to address that issue. Certainly on the Dobson side we expect to.

Dmitry Khaykin: OK. And finally the last question, you know, I know you haven't really been talking a lot about the DCC-LP situation although you put a paragraph or two in the press release. I noticed the entity has sold some stock just over the last couple of days. I was wondering if you could put some color in it as to what the reasons are and how is it linked to negotiations if it is?

Everett Dobson: The last part is it's not at all linked to negotiations. The sales were part of what's called a 10 B 51 plan which is a predetermined plan under certain circumstantials or at certain prices with significant volume restrictions. Once the plan is put in place, the decision to sell on behalf of the owner is taken away, and therefore, I think the plan was put in place roughly a year ago. I think the plan calls for the stock, once the stock price reaches a certain level, there will be some sales. We had nothing to do with the sale. It was part of the plan. So that's it.

Dmitry Khaykin: And, I guess, the restrictions that are normally applicable to the stock sale in anticipation of the earnings release are not applicable in this case?

Everett Dobson: As a general rule, I encourage you if you have further questions, I encourage you to talk to someone that has a little more legal knowledge about it because there's legal issues surrounding it that you may want to determine yourself.

Dmitry Khaykin: OK. And finally on the same subject, March 31 deadline on the loan, you sounded comfortable that, you know, nothing dramatic is going to happen. Am I reading it correctly?

Everett Dobson: How many final questions do you have, Dmitry?

Dmitry Khaykin: Well ...

Everett Dobson: Yes, we are having discussions and as we continually said, we believe there is a resolution that will be favorable. We'll leave it at that.

Operator: And we'll go to Evan Marwell at Criterion Capital.

Evan Marvel: One follow-up on the debt maturities. Do those include, the amortizations, do those include the cash payments in which in each years?

Everett Dobson: No, purely the amortizations.

Evan Marvel: Can you give us guidance on what your cash interest payments are going to be in the each of those years?

Bruce Knooihuizen: I'd rather leave it to you to make your own assumptions. I can tell you our spread between LIBOR and what we pay is around 300 basis points.

Evan Marvel: OK. Thanks, guys.

Operator: And we'll go to Patrick Comack at Guzman Company.

Patrick Comack: Last quarter - in the third quarter, you talked about buying back common stock, I was wondering where that stands and in terms of partnership selling stock, selling at $4, is - what's the price where you can sell stock? And finally do you have any kind of EPS guidance for the year? Thanks.

Everett Dobson: To answer the first one in terms of the company buyback plan, we do have a plan that's in effect, we have not purchased any common stock for quite a long time now, at least for the last two quarters. That plan is out there and it is what it is.

     On EPS, I think, in fact, I'm glad you asked the question. We've had this discussion internally, I think we'll be talking a lot more about EPS in the coming quarters. We are, as you're hopefully well aware, we have had two successive quarters of net income positive, a significant amount currently will be paid in the form of preferred dividends. We are, again, as our balance sheet continues to improve and cash flow improves, we'll offer EPS guidance and discussing EPS. A little complicated this year because of the swap and various other balance sheet transitions. I think by the mid part of this year, we'll be talking more about the EPS implications.

Patrick Comack: Right. And, finally, what's the stock price where you guys can sell stock?

Everett Dobson: That hasn't been disclosed.

Patrick Comack: Thanks.

Operator: And we'll go to Ted Schmidt at National City Bank.

Ted Schmidt: I wanted to clarify one of the earlier answers regarding the step of the amortization and basically the cash flow position more directly toward the Cygnet side. With the A and B terms stepping up, where do you see your fixed charge ratio. Do you expect to have cash coming down from the parent company to meet those payments?

Bruce Knooihuizen:   We expect  our  fixed   charge  ratio  based  on  the  debt
     amortization and have to put it in your own estimates for EBITDA, but given our own guidance will be over one which is what our requirement is in the credit agreement. Rather not make a comment on putting cash debt in Cygnet although that is something we have done in the past.

Everett Dobson: Again we would not expect to need to do that. We would not do that if we didn't need to do that.

Ted  Schmidt: Thank you.

Operator:  And having no further  questions,  I'd turn the call back over to Mr.
     Dobson for closing and additional remarks.

Everett Dobson: Again, it was an exceptional year in 2002. We appreciate the support and we are available for further questions should you need us. Thanks.

Operator: Thank you for your participation in today's conference and you may disconnect at this time.

                                       END